Exhibit 10.2

EXCLUSIVE AGENCY AGREEMENT

K25.ai / PredicXion Group Limited and NewGenIVF Group Limited

Date: 28 May 2026

Parties

1. PredicXion Group Limited, a company organised under the laws of the British Virgin Islands, with registered address at Aegis Chambers, 1st floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands (the “Principal” or the “Company”); and

2. NewGenIVF Group Limited, a British Virgin Islands incorporated company, with registered address at 1/F, Pier 2, Central, Hong Kong (the “Agent” or the “Buyer”).

Each of Principal and Agent is referred to as a “Party” and collectively as the “Parties”.

Recitals

(A) Principal owns and operates an AI-powered live-streaming and watch-to-predict platform branded as K25.ai (the “Platform”).

(B) Agent and Principal, together with the Sellers named therein, have entered into a Share Purchase Agreement dated 28 May 2026 (the “SPA”), pursuant to which Agent is acquiring an initial 2% equity interest in Principal for an aggregate Initial Consideration of US$2,000,000, comprising US$1,000,000 payable to the Seller Dedicated Wallet or otherwise as approved by the Sellers, and 666,667 Class A ordinary shares of Agent as Consideration Shares, with an option and certain mandatory obligations to acquire up to an additional 8% equity interest in accordance with the SPA.

(C) This Agreement is intended to be the Exclusive Agency Agreement contemplated by the SPA and shall be entered into concurrently with Closing under the SPA. The effectiveness of Agent’s exclusive appointment under this Agreement is conditional upon completion of Closing under the SPA and completion of the full US$2,000,000 Initial Consideration investment, unless Principal expressly agrees otherwise in writing.

(D) The Parties wish to govern Agent’s promotion, marketing and facilitation of the Platform in certain approved APAC territories, subject at all times to legal compliance, Principal’s approval rights, the geographic restrictions under this Agreement, and the performance requirements set out below.

1. Definitions

“Annual Commission Cap” means the maximum aggregate commission payable to Agent in any calendar year under this Agreement, being US$5,000,000 unless Principal approves a higher cap in writing.

“Approved Agent-Introduced Customer” means a Customer that (i) was first introduced to Principal by Agent using a Principal-approved referral link, referral code, campaign ID, signed customer referral form, written introduction, CRM record or other written attribution method approved by Principal before onboarding; (ii) is not an Excluded Customer; and (iii) has passed all onboarding, KYC, AML, sanctions, jurisdictional and compliance checks imposed by Principal.

“Customer” means any person or entity that uses the Platform and has passed all onboarding, compliance and jurisdictional requirements imposed by Principal.

“Excluded Customer” means any organic user, existing lead, customer already in Principal’s pipeline, customer introduced by another partner, user acquired through Principal’s own marketing, user from a Restricted Jurisdiction, or customer not approved in writing by Principal as commissionable before onboarding.

Exclusive Agency Agreement - K25.ai / NewGenIVF

“Gross Profit” means total fees, subscription revenues, commission revenues or other payments actually received by Principal from an Approved Agent-Introduced Customer, minus direct costs attributable to serving that Customer, including third-party data feeds, payment and blockchain transaction fees, licensing costs, platform pass-through fees, chargebacks, refunds, taxes and other directly attributable costs, as determined in accordance with Principal’s standard accounting practices consistently applied.

“Material Contribution” or “materially contributed” means Agent’s verifiable and Principal-approved contribution to customer acquisition through (i) a Principal-approved referral link, referral code or campaign ID generating a measurable number of users, leads or accounts; (ii) a written introduction or CRM entry accepted by Principal before onboarding; (iii) a signed customer referral form accepted by Principal; or (iv) written evidence that Agent was the primary or material source of the customer relationship. General brand awareness, informal discussions, unapproved marketing, investor publicity or broad market activity shall not constitute Material Contribution.

“Performance Minimum” means not less than US$500,000 per calendar year in Gross Profit generated from Approved Agent-Introduced Customers in the relevant Territory, together with reasonable progress on local regulatory, marketing and partnership activities as agreed by the Parties in writing. For the first partial calendar year after the Effective Date, the US$500,000 threshold shall be prorated based on the number of complete calendar months remaining in that year.

“Restricted Jurisdiction” means the United States, Mainland China, Hong Kong, Macau, any jurisdiction where the Platform is not legally permitted, and any other jurisdiction designated by Principal from time to time for legal, regulatory, sanctions, AML, reputational or business reasons.

“Seller Dedicated Wallet” has the meaning given to it in the SPA.

“SPA” has the meaning given in Recital (B). Capitalised terms used but not defined in this Agreement shall have the meanings given to them in the SPA.

“Territory” means initially Thailand, Singapore, Japan, and such other APAC countries as may be mutually agreed in writing from time to time, excluding all Restricted Jurisdictions.

“Term” means the term of this Agreement as set out in Clause 7.

2. Appointment and Scope

2.1 Exclusive Appointment

Subject to completion of Closing under the SPA, completion of the full US$2,000,000 Initial Consideration investment under the SPA, the legal compliance conditions in Clause 3, and the performance requirements in Clause 2.3, Principal appoints Agent as its exclusive agent for the promotion, marketing and facilitation of the Platform within the Territory during the Term.

During any period in which exclusivity applies for a specific Territory, Principal shall not appoint another exclusive agent for that same Territory for the same scope of services. Principal shall remain free to service existing customers, organic users, institutional relationships, strategic partners, investors and any customer or channel not approved as an Approved Agent-Introduced Customer.

2.2 Services

Agent shall use commercially reasonable efforts to:

●	identify and introduce potential Customers to the Platform through Principal-approved tracking and attribution methods;

●	assist in onboarding and customer support for Approved Agent-Introduced Customers, subject always to Principal’s final approval and compliance requirements;

●	promote the Platform at industry events, through digital marketing channels and via its regional network, excluding any marketing directed to Restricted Jurisdictions;

●	obtain Principal’s prior written approval for all marketing, PR, investor, customer, regulatory-facing, exchange-facing, website, social media or public materials relating to the Platform;

●	provide reasonable quarterly reports on lead generation, referral links, referral codes, campaign IDs, approved customer introductions, regulatory progress, marketing spend and local partnership activity.

Exclusive Agency Agreement - K25.ai / NewGenIVF

2.3 Performance Minimum and Conversion to Non-Exclusive Status

Agent’s exclusivity in each Territory shall be conditional upon Agent satisfying the Performance Minimum in that Territory. If Agent fails to meet the Performance Minimum for any Territory for two consecutive calendar quarters, exclusivity for that Territory shall automatically convert to non-exclusive status without further action by either Party.

Conversion to non-exclusive status shall not terminate this Agreement. It shall only remove Agent’s exclusive rights in the relevant Territory. Principal may thereafter appoint other agents, distributors, partners or service providers, or conduct direct marketing in that Territory.

2.4 No Authority to Bind

Agent is not authorised to bind Principal to any contract, modify the Platform’s terms of service, approve or onboard users, waive compliance requirements, make regulatory representations, settle disputes, or make any representation on behalf of Principal except as expressly authorised in writing by Principal.

3. Legal Compliance Condition

Agent shall not commence any marketing, solicitation, promotional, onboarding or customer acquisition activities in any specific country within the Territory unless and until:

●	Agent has obtained a written legal opinion from qualified local counsel in that country, in a form reasonably acceptable to Principal, confirming that the promotion and sale of the Platform does not violate applicable gambling, gaming, betting, financial services, securities, derivatives, consumer protection, advertising, data protection or other applicable laws in that country; or

●	Principal has obtained a formal no-action letter, advisory opinion, licence confirmation or other written regulatory clearance from the relevant authority in that country confirming that the Platform’s operations and Agent’s proposed activities are permissible under local law.

If such legal opinion or regulatory clearance cannot be obtained within 60 days after a Party’s written request, the Parties shall suspend marketing activities in that country until legal clearance is obtained. Such country shall not be permanently excluded from the Territory unless mutually agreed in writing or designated by Principal as a Restricted Jurisdiction for legal, regulatory, sanctions, AML, reputational or business reasons.

Principal shall have final discretion over whether any country, channel, customer segment or campaign is approved for launch, marketing or onboarding.

4. Commission

4.1 Tiered Commission; Annual Cap

Principal shall pay Agent commission on Gross Profit generated from Approved Agent-Introduced Customers only, subject to the following tiered rates and the Annual Commission Cap:

Annual Gross Profit from Approved Agent-Introduced Customers	Commission Rate	Notes
First US$1,000,000	10%	Base tier
Above US$1,000,000 and up to US$3,000,000	7.5%	Growth tier
Above US$3,000,000	5%	Scale tier, subject to the Annual Commission Cap

Total commission payable to Agent under this Agreement shall be capped at US$5,000,000 per calendar year unless Principal approves a higher cap in writing.

Exclusive Agency Agreement - K25.ai / NewGenIVF

4.2 Commissionable Customers

Commission shall only apply to Approved Agent-Introduced Customers. No commission shall be payable for Excluded Customers or for revenue generated from restricted, unlawful, unapproved, suspended or rejected users.

If there is any dispute as to attribution, Principal’s written records, CRM logs, referral link records, referral code records and compliance records shall be determinative unless manifestly erroneous.

4.3 Calculation and Payment

Commission shall be calculated quarterly, within 30 days after the end of each calendar quarter, based on Gross Profit actually received by Principal during that quarter from Approved Agent-Introduced Customers. Payment shall be made within 30 days after calculation, accompanied by a statement showing the calculation of Gross Profit and resulting commission.

Payment shall be made in USD or such other method as Principal may approve in writing. Principal may withhold, suspend or reverse commission where the relevant customer fails compliance checks, is later identified as being from a Restricted Jurisdiction, receives a refund, causes a chargeback, engages in fraud or market abuse, or otherwise violates the Platform’s terms.

4.4 Audit Right

Agent shall have the right, no more than once per year, to appoint an independent auditor at Agent’s cost to inspect Principal’s books and records directly related to commission calculations for Approved Agent-Introduced Customers. The auditor shall be subject to confidentiality obligations acceptable to Principal. If an underpayment exceeding 5% is identified and agreed or finally determined, Principal shall reimburse Agent for the reasonable cost of the audit and pay the shortfall.

5. Geographic Restrictions, Marketing Control and Compliance

Agent acknowledges that the Platform is not offered to US persons or to users located in Mainland China, Hong Kong, Macau or other Restricted Jurisdictions. Agent shall include a clear Principal-approved disclaimer in all approved marketing materials: “K25.ai’s services are not available to US persons or in restricted jurisdictions.”

Agent shall not direct any marketing, solicitation, onboarding, referral, advertising, influencer, PR or customer acquisition activities toward any Restricted Jurisdiction or any country where the Platform is not legally permitted.

Agent shall not publish, distribute, approve, submit or cause the publication of any marketing, PR, investor, customer, regulatory-facing, exchange-facing, website, social media or public materials relating to the Platform without Principal’s prior written approval. Notwithstanding the foregoing, Agent shall be permitted to make any disclosure relating to this Agreement or the Platform that is required by applicable US securities laws, SEC rules, or NASDAQ listing standards without Principal’s prior written approval. Where practicable, Agent shall provide Principal with not less than one (1) Business Days’ advance notice of the content of any such mandatory disclosure and shall use reasonable endeavours to limit any such mandatory disclosure to the minimum content required by applicable law or regulation.

Agent shall not describe the Platform as gambling, casino, securities trading, investment advice, guaranteed returns, passive income, financial products or any equivalent regulated activity unless expressly approved by Principal in writing.

Each Party shall comply with all applicable laws, regulations and sanctions in the performance of this Agreement, including AML, counter-terrorist financing, anti-bribery, data protection, advertising, consumer protection and sanctions laws.

Exclusive Agency Agreement - K25.ai / NewGenIVF

6. Intellectual Property

Each Party retains all rights in its own intellectual property. Agent may use Principal’s trademarks, logos and trade names, including “K25.ai”, solely for Principal-approved marketing purposes under this Agreement, only within approved Territories, and only in accordance with Principal’s brand guidelines and written instructions.

Agent shall not modify, reverse engineer, copy, scrape, create derivative works of, interfere with, or attempt to replicate the Platform or any Principal technology, content, data, models, workflows, materials or intellectual property.

7. Term and Termination

7.1 Effective Date, Initial Term and Renewal

This Agreement shall be signed concurrently with Closing under the SPA. Unless Principal agrees otherwise in writing, Agent’s exclusive appointment and any commission entitlement shall become effective only upon completion of Closing under the SPA and completion of the full US$2,000,000 Initial Consideration investment under the SPA (the “Effective Date”).

The initial term shall continue for three years from the Effective Date. This Agreement shall automatically renew for successive one-year periods unless either Party gives written notice of non-renewal at least 90 days before the end of the then-current term.

7.2 Termination for Cause

Either Party may terminate this Agreement by written notice if the other Party materially breaches this Agreement and fails to cure such breach within 30 days after receiving written notice.

7.3 Termination without Cause

Principal may not terminate this Agreement without cause during the period of eighteen (18) months from the Effective Date (the “Protected Period”). After the expiry of the Protected Period, Principal may terminate this Agreement without cause by giving 90 days’ prior written notice to Agent.

7.4 Automatic Termination if SPA Does Not Complete

If the SPA is terminated before Closing, or if the full US$2,000,000 Initial Consideration investment is not completed under the SPA and Principal has not waived this condition in writing, this Agreement shall automatically terminate without liability to Principal, without prejudice to Principal’s and the Sellers’ rights and remedies under the SPA, including any rights in respect of the deposit, the US$800,000 Penalty, specific performance or other remedies.

7.5 Effect of Termination; Commission Tail

Upon termination, all undisputed unpaid commissions earned before the effective date of termination shall be paid within 30 days. Following termination, Agent shall only be entitled to commissions on Gross Profit actually received from Approved Agent-Introduced Customers for a period of six months after termination, unless termination is due to Agent’s breach, unlawful conduct, compliance failure, regulatory breach, sanctions or AML issue, confidentiality breach, IP misuse, data protection breach, or reputational misconduct, in which case no post-termination commission shall be payable.

Upon termination, Agent shall immediately cease all use of Principal’s trademarks, marketing materials, confidential information and Platform materials. All exclusivity provisions shall lapse immediately upon termination.

Exclusive Agency Agreement - K25.ai / NewGenIVF

8. Confidentiality and Data Protection

Each Party agrees to keep confidential all non-public information regarding the other Party’s business, technology, product, finances, customers, regulatory strategy, investor discussions, Nasdaq matters, transaction documents, trade secrets and strategies disclosed in connection with this Agreement. Confidentiality obligations shall survive for five years after termination, and trade secrets shall remain protected for so long as they remain trade secrets.

Agent shall comply with all applicable data protection laws and shall not collect, process, transfer, store, disclose or use user data except as expressly authorised by Principal in writing. Agent shall promptly notify Principal of any suspected data breach, unauthorised access, unlawful processing or regulatory inquiry relating to Platform users or Principal data.

9. Limitation of Liability

Except for excluded claims, neither Party shall be liable to the other for indirect, incidental or consequential damages arising out of this Agreement. Each Party’s aggregate liability shall not exceed the total commissions paid or payable to Agent during the 12 months preceding the claim.

The liability cap shall not apply to fraud, wilful misconduct, confidentiality breach, intellectual property misuse, data protection breach, sanctions or AML breach, unlawful marketing, regulatory violation, unauthorised public statements, or any activity by Agent in a Restricted Jurisdiction.

10. Indemnity

Agent shall indemnify and hold harmless Principal, its affiliates, directors, officers, employees, shareholders and representatives from and against all losses, liabilities, damages, penalties, fines, costs and expenses arising out of or relating to Agent’s breach of this Agreement, unlawful marketing, unauthorised statements, activities in Restricted Jurisdictions, sanctions or AML breach, data protection breach, intellectual property misuse, or any claim by a customer, regulator, exchange, authority or third party arising from Agent’s conduct.

11. Governing Law and Dispute Resolution

This Agreement shall be governed by the laws of the British Virgin Islands. Any dispute arising out of or relating to this Agreement shall be finally resolved by arbitration administered by the BVI International Arbitration Centre under the BVI Arbitration Rules in force when the notice of arbitration is submitted. The number of arbitrators shall be one. The seat of arbitration shall be the British Virgin Islands. The language of the arbitration shall be English.

12. Assignment

Agent may not assign, transfer, novate or delegate this Agreement, including to an affiliate, without Principal’s prior written consent, not to be unreasonably withheld, provided that any assignee satisfies applicable legal, regulatory, AML, sanctions, data protection, operational and reputational requirements. Any attempted assignment without such consent shall be void.

13. Miscellaneous

Entire Agreement: This Agreement, together with the SPA to the extent relating to the agency relationship and any written amendments, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement.

Amendments: This Agreement may be amended only by a written instrument signed by both Parties.

Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

No Waiver: No failure or delay by a Party in exercising any right or remedy shall constitute a waiver of that right or remedy.

Severability: If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

Exclusive Agency Agreement - K25.ai / NewGenIVF

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PREDICXION GROUP LIMITED (Principal)

By:	/s/ Andy Cheung
Name:	Andy Cheung
Title:	CEO

NEWGENIVF GROUP LIMITED (Agent)

By:	/s/ Siu Wing Fung Alfred
Name:	Siu Wing Fung Alfred
Title:	CEO and Chairperson

Exclusive Agency Agreement - K25.ai / NewGenIVF